EXHIBIT 10.15

August 7, 2003

Ignacio "Carl" Munio
San Jose, CA

Dear Carl:

THIS OFFER LETTER IS CONDITIONED AND EFFECTIVE UPON THE CLOSING (THE "CLOSING") OF THE ACQUISITION OF CERTAIN ASSETS OF ANTARES MICROSYSTEMS, INC. ("ANTARES") FROM DH BARTHOL & COMPANY, AS THE ASSIGNEE FOR THE BENEFIT OF CREDITORS OF ANTARES (THE "ASSIGNEE")

I am pleased to extend to you an offer of employment with SBE, Inc. ("SBE") as Vice President, Engineering. The starting salary for this position will be $14,583.34 per month, less payroll deductions and all required withholdings, payable in equal periodic installments according to SBE's customary payroll practices. This is a full-time, exempt position.

We would like you to start with SBE on the day after the Closing (the "Starting Date"). You will report to Bill Heye, President/CEO. Your primary responsibility will be to manage the engineering organization of SBE. We may also ask you to perform additional or different duties, or alter your reporting relationship, as we deem necessary.

CASH INCENTIVE BONUS

Subject to the terms herein, you will be paid a total cash incentive bonus of $105,000 to be paid in two installments, less payroll deductions and all required withholdings. The first installment totaling $80,000, less payroll deductions and all required withholdings, will be paid one week after the closing and a second payment totaling $25,000, less payroll deductions and all required withholdings will be paid on January 2, 2004 (the "Incentive Bonus").

RESTRICTED SBE STOCK AWARD

You will be issued a total of 98,945 shares of restricted SBE common stock (the "Stock Award"). The following is the schedule for delivering the restricted stock to you: 10,000 shares on January 1, 2004; 20,000 shares on April 2, 2004; 20,000 shares on December 1, 2004; 20,000 shares on January 1, 2005 and 28,945 shares on April 2, 2005. The shares subject to the Stock Award will vest 1/24th upon the completion of each month of your continued employment with SBE. The Stock Award will be subject to the terms of the SBE 1996 Stock Option Plan and the form of the restricted stock award to be entered into by you and SBE.

 You hereby acknowledge and agree that it is your obligation and responsibility to timely file any election under Section 83(b) of the Internal Revenue Code required in connection with the Stock Award, and neither SBE nor SBE's legal or financial advisors shall have any obligation or responsibility with respect to this filing.

INITIAL TOE INCENTIVE PAYMENT

Subject to the terms herein, following the fiscal quarter in which SBE has shipped an aggregate of $200,000 of the TCP/IP offload product (the "TOE Product") to third party customers, you will be entitled to a payment of $15,833 for each quarter in which SBE has shipped at least $150,000 TOE Products, up to


                2305 Camino Ramon, Suite 200, San Ramon, CA 94583
                                  925.355.2000
a maximum aggregate payment to you of $190,000 (the "Initial TOE Incentive Payment"). Each such quarterly payment will be due and payable to you within five business days after SBE's public release of its earnings for such quarter.

SUBSEQUENT TOE INCENTIVE PAYMENTS

Subject to the terms herein, for each $1,000,000 of TOE Products shipped, you will entitled to a payment of either (i) $47,500, (ii) a stock bonus award of 22,511 shares of SBE common stock or (iii) any combination thereof, to be determined in the sole discretion of SBE, up to a maximum aggregate payment of $237,500 (the "Subsequent TOE Incentive Payment"). Each such payment will be due and payable to you within five business days after SBE's public release of its earnings for the quarter in which you become entitled to such payment.

BRIDGE BANK GUARANTEE

SBE agrees to use all commercially reasonable efforts to obtain a cancellation of the currently outstanding guarantee between you and Bridge Bank for any and all sums owing to Bridge Bank arising from Antares operations after the amounts owing to Bridge Bank have been paid in full with the outstanding accounts receivable that serve as collateral for the loans from Bridge Bank.

TERMINATION

You and SBE may terminate your employment with SBE at any time and for any reason. If you terminate your employment or SBE terminates your employment, your rights to the Incentive Bonus, the Stock Award, the Initial TOE Incentive Payment and the Subsequent TOE Incentive Payment, to the extent not yet received or vested, shall automatically vest, (i) the Incentive Bonus, if it has not yet been paid, will become immediately due and payable, (ii) the stock certificate for the 98,945 share Stock Award, less any stock certificates previously issued under the Stock Award, will be immediately delivered, and (iii) the Initial TOE Incentive Payment and Subsequent TOE Incentive Payments shall continue to be due and payable pursuant to the terms hereof.

RELEASE AND INDEMNIFICATION

In exchange for the payments and other consideration under this offer letter, you hereby acknowledge and agree that:

         (i) you release, acquit and forever discharge SBE, its subsidiaries, and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of the Closing, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with Antares, the termination of that employment or any claims that you may have as a creditor of Antares.

TAXES

The risk of any adverse tax consequence or tax liability that you may experience as a result of the provisions of this offer letter will be borne solely by you. Nothing in this offer letter shall be construed to impose any such tax liability upon SBE, or to require that SBE indemnify, hold harmless or otherwise reimburse you for any such tax liability or other costs that you may incur as a result of this offer. All payments provided for in this offer letter will be subject to applicable payroll deductions and withholding laws. YOU SHOULD CONSULT WITH YOUR PROFESSIONAL TAX ADVISORS TO DISCUSS ANY TAX CONSEQUENCES OR TAX LIABILITIES THAT MAY RESULT AS A RESULT OF THIS OFFER LETTER.

GENERAL

Health insurance will be effective on the first day of the month following your employment date. SBE may modify the company benefit programs as it deems necessary. In accordance with federal law, this offer is subject to your submission of an I-9 form and satisfactory documentation of your identification and right to work in the United States no later than three days after your employment begins.


                2305 Camino Ramon, Suite 200, San Ramon, CA 94583
                                  925.355.2000

As an SBE employee, you will be expected to abide by SBE rules and regulations, acknowledge in writing that you have read SBE's company handbook, and sign and comply with the attached [Proprietary Information and Inventions Agreement], which prohibits unauthorized use or disclosure of SBE proprietary information.

Employment with SBE is at will, as explained in the SBE company handbook. This at-will employment provision supersedes all prior communication with you and can only be modified by written agreement signed by you and SBE.

You may not assign any of your duties or rights hereunder without the written consent of SBE.

In the event that the Closing does not occur on or prior to August 31, 2003, this offer letter shall automatically terminate and shall be of no further force or effect.

If you wish to accept employment at SBE under the terms listed above, please sign and date this letter, and return one copy to me by August 7, 2003.

Sincerely,

/s/ Bill Heye
------------------
Bill Heye
President/CEO

ACKNOWLEDGED AND AGREED TO:


/s/ Carl Munio                                       8/7/2003
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Signature                                            Date